Exhibit 3
AMENDMENT TO SALE AND PURCHASE AGREEMENT
          THIS AMENDMENT TO SALE AND PURCHASE AGREEMENT is made as of September 05, 2007, by and among Beijing Holding Limited (the “Vendor”), a company incorporated in Hong Kong with limited liability and whose registered office is situated at Room 4301, 43/F., Central Plaza, 18 Harbour Road, Wanchai, Hong Kong; and China Biotech Holdings Limited (the “Purchaser”), a company incorporated in the British Virgin Islands and whose registered office is situated at the Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands.
          WHEREAS, the Vendor and the Purchaser are parties (“Parties”) to a Sale and Purchase Agreement dated as of April 12, 2007 (“Sale and Purchase Agreement”, or “SPA”), pursuant to which the Vendor agrees to sell 709,323 Shares (“SPA Sale Shares”) for total amount of US$2,837,292 (“SPA Consideration”), and the Purchaser agrees to purchase the SPA Sale Shares; and
          WHEREAS, the Parties wish to amend and revise the Sale and Purchase Agreement by changing the number of the SPA Sale Shares and thus the SPA Consideration thereunder;
          NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration receipt of which is hereby acknowledged, the Vendor and the Purchaser hereby agree as follows:
      1. Definitions
Capitalized terms used but not defined herein shall have the meanings assigned to in the Sale and Purchase Agreement.
      2. Amendments
The Share and Purchase Agreement is hereby amended as follows:
(a)	The definition of “Completion Date” set out in Clause 1.1 shall be revised as follows:
          “Completion Date” means date of Completion, which shall be on or before March 10, 2008, or such other date as the parties may agree, subject to the potential postponement in accordance with Clause 6.2(a).
(b)	The definition of “SPA Sale Shares” set out in Clause 1.1 shall be revised as follows:
          “SPA Sale Shares” means 1,000,000 issued and fully paid-up ordinary shares of US$0.01 each in the capital of the Issuer which are beneficially owned by, and to be sold to the Purchaser by, the Vendor.
(c)	The Clause 4 shall be revised as follows:
          4.1 The consideration shall be US$4,000,000 being US$4.00 per SPA Sale Share, which shall be settled on the Completion Date in a manner as agreed by the Vendor and the Purchaser.
(d)	The Clause 20 “Directorship” shall be deleted at its entirety.
      3. No Further Amendment
Except as specifically set out herein, the Sale and Purchase Agreement shall not be otherwise amended or modified, and shall continue in full force and effect as amended.
IN WITNESS WHEREOF, this Amendment to Sale and Purchase Agreement is executed as of the day and year first written above.

SIGNED by	)	/s/ Qian Xu
For and on behalf of	)
BEIJING HOLDINGS LIMITED	)
in the presence of:	)

SIGNED by	)	/s/ Alan Li
For and on behalf of	)
CHINA BIOTECH HOLDINGS LIMITED	)
in the presence of:	)

2